EXHIBIT 99.1

Repros Therapeutics Inc.® Reports First Quarter 2017 Financial Results

THE WOODLANDS, Texas, May 09, 2017 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced financial results for the first quarter ended March 31, 2017.

Financial Results

Net loss for the three month period ended March 31, 2017 was ($5.9) million, or ($0.22) per share, as compared to net loss of ($4.8) million, or ($0.20) per share, for the same period in 2016.  The increase in net loss for the three month period ended March 31, 2017 as compared to the same period in 2016 was primarily due to expenses associated with the departure of the Company’s former President and Chief Executive Officer, partially offset by decreased clinical development expenses related to the Company’s Proellex® and enclomiphene product candidates.

Research and development (“R&D”) expenses decreased 45%, or $1.7 million, to $2.1 million for the three month period ended March 31, 2017, as compared to $3.8 million for the same period in the prior year.  R&D expenses related to the clinical development of Proellex® decreased $636,000 for the three month period ended March 31, 2017, as compared to the prior year period, due to decreased expenses associated with the Company’s Phase 2b clinical trials for the treatment of uterine fibroids and endometriosis.  Clinical development expenses related to enclomiphene decreased $851,000 for the three month period ended March 31, 2017, as compared to the prior year period, due to decreased expenses associated with the Company’s Phase 2 proof of concept study, ZA-205.  Payroll and benefits expenses decreased 10%, or approximately $74,000, to $638,000 for the three month period ended March 31, 2017, as compared to $712,000 for the same period in the prior year.  Included in payroll and benefits expense is a charge for non-cash stock-based compensation of $118,000 for the three month period ended March 31, 2017 as compared to a charge of $193,000 for the same period in the prior year.  Additionally, salaries for the three month period ended March 31, 2017 were $408,000 as compared to $422,000 for the same period in the prior year.  Operating and occupancy expenses decreased 18%, or approximately $130,000, to $586,000 for the three month period ended March 31, 2017 as compared to $716,000 for the same period in the prior year, primarily due to decreased legal expenses and other outside services.

General and administrative (“G&A”) expenses increased 251%, or approximately $2.7 million, to $3.8 million for the three month period ended March 31, 2017 as compared to $1.1 million for the same period in the prior year.  Payroll and benefits expense increased 450%, or approximately $2.8 million, to $3.4 million for the three month period ended March 31, 2017 as compared to $620,000 for the same period in the prior year.  Included in payroll and benefits expense for the three month period ended March 31, 2017, is a charge of $2.8 million related to the departure of the former officer.  G&A operating and occupancy expenses, which include expenses to operate as a public company, remained relatively constant at $430,000 for the three month period ended March 31, 2017 as compared to $476,000 for the same period in the prior year.

Interest income decreased to $7,000 for the three month period ended March 31, 2017 as compared to $17,000 for the same period in the prior year.  The decrease in interest income was primarily due to lower cash balances for the three month period ended March 31, 2017 as compared to the comparable period in the prior year.

Liquidity and Capital Resources

The Company had cash and cash equivalents of $3.2 million as of March 31, 2017 as compared to $8.7 million as of December 31, 2016.  Net cash of approximately $4.6 million and $5.3 million was used in operating activities during the three month periods ended March 31, 2017 and 2016, respectively.  The major use of cash for operating activities for the three month period ended March 31, 2017 was to fund the Company’s clinical development programs and associated administrative costs.  No cash was used in investing activities during the three month period ended March 31, 2017.  Cash provided by financing activities for the three month period ended March 31, 2017 was approximately $997,000 due to the 828,057 shares of the Company’s common stock sold under its at-the-market program at a weighted average share price of $1.20, net of related expenses.

As of March 31, 2017, the Company had 26,685,419 shares of common stock outstanding.

About Repros Therapeutics Inc. ®

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. These statements often include words such as "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend," "believe," "plan," "seek," "could," "can," "should" or similar expressions. These statements are based on assumptions that the Company has made in light of the Company's experience in the industry, as well as the Company's perceptions of historical trends, current conditions, expected future developments and other factors the Company believes are appropriate in these circumstances. Any such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors that may cause actual events to be materially different from those expressed or implied by such forward-looking statements, including the ability to have success in the clinical development of the Company's technologies, the reliability of interim results to predict final study outcomes, the ability to protect the Company's intellectual property rights and such other risks as are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

REPROS THERAPEUTICS INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands except per share amounts)

	Three Months Ended
	March 31,
	2017	2016

Revenues and other income	$7	$17

Expenses
Research and development	2,074	3,765
General and administrative	3,843	1,096
Total expenses	5,917	4,861

Net loss	$(5,910)	$(4,844)

Net loss per share - basic and diluted	$(0.22)	$(0.20)

Weighted average shares used in loss per share calculation:
Basic	26,270	24,318
Diluted	26,270	24,318

CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	March 31,	December 31,
	2017	2016

Current assets
Cash and cash equivalents	$3,235	$8,688
Restricted cash	916	-
Prepaid expenses and other currents assets	304	66
Total current assets	4,455	8,754
Fixed assets (net)	2	3
Non-current restricted cash	916	-
Total assets	$5,373	$8,757

Accounts payable and accrued expenses	$2,836	$2,659
Long-term liabilities	916	-
Stockholders' equity	1,621	6,098
Total liabilities and stockholders' equity	$5,373	$8,757

Contact:
Investor Relations:
Thomas Hoffmann
The Trout Group
(646) 378-2931
thoffmann@troutgroup.com